Exhibit 99.1

Sangamo Therapeutics, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 | sangamo.com

SANGAMO THERAPEUTICS REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Richmond, California, November 9, 2017 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO) today reported its third quarter 2017 financial results and recent accomplishments.

“We continue to make progress on the key priorities we laid out at the beginning of 2017,” said Dr. Sandy Macrae, CEO of Sangamo. “Sites are activated in our lead clinical trials and enrollment is commencing, with data expected in the first half of 2018. We believe our optimized zinc finger nuclease technology is setting the standards for genome editing products across the critical dimensions of precision, efficiency and specificity. Our collaborations in hemoglobinopathies and hemophilia A are advancing, and we expect to forge new partnerships for other select programs in the future. With this progress, along with our newly announced manufacturing plans and headquarters, we believe we are laying a strong foundation for the future of Sangamo and look to accelerate our progress into 2018.”

Recent Highlights

•	Treatment of a second patient in the Company’s Phase 1/2 clinical trial evaluating SB-525 gene therapy for hemophilia A, being developed in collaboration with Pfizer Inc.

•	FDA acceptance of IND application for ST-400, a gene-edited cell therapy candidate for beta-thalassemia. ST-400 is being developed as part of a collaboration with Bioverativ focused on hemoglobinopathies

•	Presentation of new preclinical data from the company’s cell therapy programs in immuno-oncology and lipid nanoparticle (LNP) delivery platform at the 2017 Annual Congress of the European Society of Gene and Cell Therapy (ESGCT)

○	Recent data from the Company’s zinc finger nuclease-based cell therapy platform for immuno-oncology demonstrated greater than 90% double knock-out of endogenous TCR and B2M genes and simultaneous targeted integration of a CAR gene construct for the development of potentially best-in-class allogeneic T-cell therapy products

○	New data from Sangamo’s non-viral LNP delivery platform demonstrated greater than 90% protein knockdown in mice at LNP doses as low as 0.20 mg/kg, with no elevation in liver toxicity

Upcoming Events

Sangamo management will participate in the following upcoming investor conferences:

•	Jefferies 2017 London Healthcare Conference, London, UK, November 15th at 8:00 a.m. GMT

•	29th Annual Piper Jaffray Healthcare Conference, New York, NY, November 29th at 8:30 a.m. ET

•	Barclays Gene Editing & Gene Therapy Summit, New York, NY, November 30th (webcasting services are not provided at this conference).

The presentations on November 15th and 29th will be webcast live and may be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

Sangamo scientists and collaborators will participate in the following upcoming scientific meetings:

•	Society for Neuroscience 2017 Annual Meeting, Washington, DC, November 11-15th

•	59th Annual Meeting of the American Society of Hematology (ASH), Atlanta, GA, December 9-12th

Webcasting services are not provided at these meetings.

Third Quarter 2017 Financial Results

For the third quarter ended September 30, 2017, Sangamo reported a consolidated net loss of $12.4 million, or $0.15 per share, compared to a net loss of $19.0 million, or $0.27 per share, for the same period in 2016. As of September 30, 2017, the Company had cash, cash equivalents, marketable securities and interest receivable of $253.5 million.

Revenues for the third quarter of 2017 were $11.8 million, compared to $2.8 million for the same period in 2016. Third quarter 2017 revenues were generated primarily from Sangamo’s collaboration agreements with Pfizer, Bioverativ, Shire International (Shire) and Dow Agrosciences, as well as the Company’s research grants. The revenues recognized for the third quarter of 2017 consisted of $11.8 million in collaboration agreements and approximately $0.1 million in research grants, compared to $2.7 million and $0.1 million, respectively, for the same period in 2016.

For the third quarter of 2017, Sangamo recognized $3.0 million of revenues related to research services performed under the collaboration agreement with Bioverativ. Sangamo received upfront payments of $13.0 million, $20.0 million and $70.0 million pursuant to the agreements entered into with Shire in 2012, Biogen (the predecessor of Bioverativ) in 2014, and Pfizer in May 2017, respectively. As of September 30, 2017, the Shire payment has been fully recognized as revenue as all the deliverables were met by Sangamo during the third quarter. Beginning in January 2017, the Biogen agreement was transferred to Bioverativ, and the remaining upfront payment is being recognized as revenue on a straight-line basis through approximately June 2020. The Pfizer upfront payment is being recognized as revenue on a straight-line basis through approximately December 2019. The Company recognized the remaining $1.2 million balance of the Shire upfront payment, $0.4 million of the Bioverativ upfront payment, and $6.6 million of the Pfizer upfront payment as revenues for the third quarter of 2017. In addition, Sangamo recognized $0.4 million in sublicense revenue from Dow Agrosciences for the third quarter of 2017.

Research and development expenses were $18.4 million for the third quarter of 2017, compared to $17.0 million for the same period in 2016. General and administrative expenses were $6.4 million for the third quarter of 2017, compared to $5.0 million for the same period in 2016. Total operating expenses for the third quarter of 2017 were $24.8 million, compared to $22.0 million for the same period in 2016.

Nine Months Results

For the nine months ended September 30, 2017, the consolidated net loss was $41.5 million, or $0.55 per share, compared to a consolidated net loss of $62.0 million, or $0.88 per share, for the nine months ended September 30, 2016. Revenues were $23.5 million for the nine months ended September 30, 2017, compared to $10.5 million for the same period in 2016. The increase in revenues was primarily related to our collaboration and license agreement with Pfizer. Total operating expenses were $66.1 million for the nine months ended September 30, 2017, compared to $73.2 million for the same period in 2016 and reflect decreased expenses related to the completion of external GMP manufacturing expenses associated with the Company’s 2017 clinical studies, and decreased stock-based compensation expenses associated with the transition of the Company’s former chief executive officer.

Financial Guidance for 2017

The company’s financial guidance is based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward Looking Statements” below. The Company reiterates guidance as follows:

•	Revenues: The Company expects that revenues will be in the range of $30 million to $40 million in 2017, inclusive of research funding from existing collaborations.

•	Operating Expenses: Sangamo expects that operating expenses will be in the range of $90 million to $100 million for 2017, including non-cash stock-based compensation expense.

•	Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $220 million at the end of 2017. This anticipated cash balance is inclusive of research funding from existing collaborators but exclusive of funds arising from any additional new collaborations or partnerships or other sources of capital.

Conference Call

Sangamo will host a conference call today, November 9, 2017, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations. A replay of the webcast will also be available for one week after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to 2017.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 7886879. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on November 9, 2017 to 11:59 p.m. ET on November 16, 2017. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 7886879.

About Sangamo Therapeutics

Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the company’s industry leading platform technologies in genome editing, gene therapy, gene regulation and cell therapy. For more information about Sangamo, visit www.sangamo.com.

Forward Looking Statements

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward looking statements include, without limitation, references to the expected timing of presentation of clinical trial data, the expected accomplishment in 2017, anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments under Sangamo’s agreements with Shire, Bioverativ and Pfizer. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials of lead programs, the lengthy and uncertain regulatory approval process, uncertainties related to the initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of Sangamo’s therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact

Sangamo Therapeutics, Inc.

McDavid Stilwell

(510) 970-6000, x219

mstilwell@sangamo.com

Varant Shirvanian

(510) 970-6000, x205

vshirvanian@sangamo.com

-more-

SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Statement of Operations Data:
Revenues:
Collaboration agreements	$11,759	$2,728	$23,042	$10,031
Research grants	53	95	448	436

Total revenues	11,812	2,823	23,490	10,467
Operating expenses:
Research and development	18,425	17,008	46,351	51,728
General and administrative	6,422	5,021	19,734	21,468

Total operating expenses	24,847	22,029	66,085	73,196

Loss from operations	(13,035)	(19,206)	(42,595)	(62,729)
Interest and other income, net	681	238	1,118	668

Loss before taxes	(12,354)	(18,968)	(41,477)	(62,061)
Benefit from income taxes	—	3	—	27

Net loss	$(12,354)	$(18,965)	$(41,477)	$(62,034)

Basic and diluted net loss per common share	$(0.15)	$(0.27)	$(0.55)	$(0.88)

Shares used in computing basic and diluted net loss per common share	83,750	70,618	75,814	70,493

SELECTED BALANCE SHEET DATA

	September 30, 2017	December 31, 2016
Cash, cash equivalents, marketable securities and interest receivable	$253,512	$142,759
Total assets	269,791	157,891
Total stockholders’ equity	186,652	136,195

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